Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-188179 on Form S-3 of our report dated February 23, 2015, relating to the financial statements and financial statement schedule of Southwestern Public Service Company appearing in this Annual Report on Form 10-K of Southwestern Public Service Company for the year ended December 31, 2014.

/s/ DELOITTE & TOUCHE LLP
Minneapolis, Minnesota
February 23, 2015